Exhibit 99.1

Contact: Don Watson 602-631-7224

CSK Auto Corporation Commences Tender Offer and Consent Solicitation for 12% Notes

PHOENIX, AZ, December 16, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that CSK Auto, Inc. is commencing a cash tender offer and consent solicitation for all of its $280 million outstanding principal amount of 12% Senior Notes due 2006. The tender offer will expire at 12:00 midnight, New York City time, on January 15, 2004, unless extended.

In connection with the tender offer, CSK Auto, Inc. is soliciting consents to proposed amendments to the indenture governing the notes that would eliminate substantially all of the restrictive covenants and certain default provisions in the indenture. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated today and related Letter of Transmittal and Consent, which set forth a more comprehensive description of the terms of the tender offer and consent solicitation.

The principal purpose of the Offer to Purchase and the Consent Solicitation is to acquire all notes and obtain consents as part of CSK’s plan to refinance its existing indebtedness in order to reduce its annual interest expense. The consideration for the tender offer and consent solicitation and the expenses incurred in connection therewith will be funded by an increase in the Company’s existing senior credit facility of $100 million, from $325 million to $425 million, the issuance of $200 million of notes in a private placement and cash on hand.

The tender offer is conditioned upon the receipt of consents from a majority in aggregate principal amount of the notes and the successful completion of the replacement financing consisting of the new bond offering and amendment to the senior credit facility, among other conditions.

The consideration for each $1,000 principal amount of notes tendered will be calculated as of 10:00 a.m., New York City time, on January 2, 2004, unless extended, based on a fixed-spread pricing formula using the yield of the 2.00% U.S. Treasury Note due November 30, 2004 and a fixed spread of 100 bps, less $20 per $1,000 principal amount of notes. The pricing formula assumes that the notes would otherwise be redeemed in full at a price of $1,060 per $1,000 principal amount of notes on December 15, 2004, which is the earliest date on which the notes may be redeemed by CSK Auto, Inc. This fixed-spread pricing will result in consideration for each $1,000 in principal amount tendered that would accrue until December 15, 2004 for each note, as determined by reference to a fixed spread over the yield to December 15, 2004 of the designated reference security. Holders who tender their notes will receive the accrued and unpaid interest on such notes through, but not including, the payment date in connection with the tender offer. In addition, a consent payment of $20 per $1,000 principal amount of notes will only be paid to holders who tender their notes and deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on December 31, 2003, unless extended. Holders of notes who tender after 5:00 p.m., New York City time on December 31, 2003 will not receive the consent payment. The settlement date is currently expected to be January 16, 2004.

Holders may withdraw their tenders and revoke their consents at any time prior to 5:00 p.m., New York City time, on December 31, 2003, but not thereafter, except as may be required by law.

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Holders who desire to tender their notes must consent to the proposed amendments and holders may not deliver consents without tendering the related notes. Holders may not revoke consents without withdrawing the notes tendered pursuant to the tender offer.

Credit Suisse First Boston LLC is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer may be directed to Credit Suisse First Boston’s Liability Management Group at (800) 820-1653. Request for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related transmittal documents.

The new notes offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

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